                                                                   EXHIBIT 10.13

                    AMENDMENTS TO THE 1987 STOCK OPTION PLAN
                                  (THE "PLAN")


On September 4, 1996, the Company's Board of Directors approved to amend the Plan to provide for the Compensation Committee in its sole discretion, to grant Optionees the ability to transfer Options previously granted or to be granted to
(i) immediate family members (such as children, grandchildren or spouse); (ii) trusts for the benefit of the Optionee's immediate family members; and (iii) partnerships in which immediate family members are the only partners; provided, however, that no consideration be paid for such transfer of the Option.

On December 3, 1996, the Company's Board of Directors approved to amend Section 7 of the Plan to read as follows:

         "7. OPTION PRICE. The price at which shares of Stock may be purchased pursuant to an Option shall be not less than the fair market value of the shares of Stock on the date the Option is granted, and the Committee in its discretion may provide that the price at which shares may be so purchased shall be more than such fair market value. The "fair market value" of the Stock shall be the closing selling price of the Stock as reported in The Wall Street Journal for the last trading day before the date as of which such fair market value is to be determined."

On December 2, 1997, the Company's Board of Directors approved to amend the Plan to provide for the Company to buy back shares of Stock, as defined in the Plan, resulting from stock option exercises by any officer of the Company, and the Applicable Funds, as defined in the Plan will include the delivery of instructions to retain the exercise price from the proceeds of the sale of the share of Stock.

On May 4, 1998, the Company's Board of Directors approved to amend the Plan to provide for the Compensation Committee in its sole discretion, to establish an extended exercisable period upon termination of employment from thirty days to up to six months for any future optionees, and further that all outstanding stock options shall be deemed fully vested immediately upon a Change of Control. For all purposes of the Plan, a Change of Control shall be deemed to have occurred if, with or without the approval of the Board of Directors of the Company, any of the following events shall occur (i) more than 25% of the voting power of the Company's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934) except with respect to any Optionee who is included in any such person; or (ii) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of the Company immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company.